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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

ST. JUDE MEDICAL, INC.,

APOLLO MERGER CORP.,

AND

ADVANCED NEUROMODULATION SYSTEMS, INC.

Dated as of October 15, 2005

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

i

Section 8.6.	Consent to Jurisdiction; Waiver of Jury Trial.	47
Section 8.7.	Assignment.	47
Section 8.8.	Severability.	48
Section 8.9.	Performance by Sub.	48
Section 8.10.	Defined Terms.	48

LIST OF EXHIBITS

Exhibit A—Conditions to the Offer	Section 1.1
Exhibit B-1—Articles of Merger	Section 1.5
Exhibit B-2—Articles of Merger	Section 1.5
Exhibit C—Articles of Incorporation of the Surviving Corporation	Section 1.8

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of October 15, 2005 (this "Agreement"), is among St. Jude Medical, Inc., a Minnesota corporation ("Parent"), Apollo Merger Corp., a Texas corporation and a wholly-owned subsidiary of Parent ("Sub"), and Advanced Neuromodulation Systems, Inc., a Texas corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

RECITALS:

        A.    The respective Boards of Directors of the Company, Parent and Sub have each unanimously (i) determined that the Offer and the Merger (as such terms are defined herein), as contemplated by this Agreement are advisable to their respective corporations and shareholders, and (ii) approved the Offer and the Merger upon the terms and subject to the conditions set forth in this Agreement;

        B.    To facilitate the consummation of the Merger between the Company and Sub, Parent and the Company have proposed the acquisition (pursuant to the Offer described in Section 1.1) of all of the outstanding shares of common stock, par value $0.05 per share, of the Company (the "Shares"), together with the associated Company Rights (as hereafter defined), at a price of $61.25 in cash per Share (such price or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"); and

        C.    After the acquisition of the Shares described in the preceding clause, and pursuant to the plan specified in this Agreement, Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and the Board of Directors of the Company has unanimously recommended that the Merger be approved by the shareholders of the Company if such approval is required by the Texas Business Corporation Act (the "TBCA").

        NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
THE OFFER AND THE MERGER

        Section 1.1.    The Offer.

          (a)   Provided this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable and in any event within seven business days after the date hereof, Parent or Sub shall, and Parent shall cause Sub to, as the first step in completing the Merger, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer (the "Offer") to purchase all of the issued and outstanding Shares, together with the associated rights issued pursuant to the Company's Rights Plan (as defined herein) (the "Company Rights") for the Offer Price, subject to the conditions set forth in Exhibit A hereto; provided, however, that Parent may designate itself or another wholly owned Subsidiary of Parent as the bidder (within the meaning of Rule 14d-1(g)(2) under the Exchange Act) in the Offer, in which case reference herein to Sub shall be deemed to apply to Parent or such Subsidiary, as appropriate. Except where the context otherwise requires, all references herein to Shares or the Company's common stock shall include the associated Company Rights. The Company shall not tender Shares held by it or by any of its Subsidiaries pursuant to the Offer. Parent or Sub shall, and Parent shall cause Sub to, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer set forth in Exhibit A hereto, accept for payment and pay for Shares tendered and not validly withdrawn within three business days of the Acceptance Date. The obligations of Parent or Sub to consummate the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not validly withdrawn shall be subject only to the conditions set forth in Exhibit A hereto.

          (b)   The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Exhibit A hereto and providing for an initial expiration date (as may be extended as provided in this clause (b), the "Expiration Date") of twenty business days (as defined in Rule 14d-1(g)(3) under the Exchange Act) from the date of commencement (including the date of commencement) of the Offer. Without the prior written consent of the Company, Parent and Sub shall not, and Parent shall cause Sub not to, decrease the Offer Price, change the form of consideration to be paid, decrease the number of Shares sought, impose conditions to the Offer in addition to those set forth in Exhibit A, change or waive the Minimum Condition, or otherwise amend any other material term or condition of the Offer in a manner adverse to the holders of Shares. Notwithstanding the foregoing, without the consent of the Company, Parent or Sub shall be entitled (and, if any condition set forth in clause (i), clause (ii), or subclauses (a), (b), (c), or (d) of clause (iii), of Exhibit A shall exist Parent or Sub shall be required in any case where it is reasonably possible that such condition could be remedied by the Final Date (as hereinafter defined)) to extend the Offer at any time for such time periods that it reasonably believes are necessary, if at the initial Expiration Date, or any extension thereof, any condition to the Offer is not satisfied or waived. In no event shall Parent or Sub be required to extend the Offer beyond the Final Date. In addition, if the Minimum Condition has been met but less than 90% of the outstanding Shares on a fully-diluted basis (as defined in Exhibit A) shall have been validly tendered pursuant to the Offer and not validly withdrawn as of the scheduled or extended expiration date, Parent or Sub may, without the consent of the Company, extend the Offer after the acceptance of Shares thereunder for a further period of time, not to exceed an aggregate of ten business days, by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law or the United States Securities and Exchange Commission (the "SEC") in connection with such increase in each case without the consent of the Company.

          (c)   As soon as practicable after the date hereof and in any event within seven business days after the date hereof, Parent shall (i) file with the SEC, a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer, which will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable federal securities laws, and will contain or incorporate by reference all or part of the form of the related letter of transmittal (such documents, together with any supplements or amendments thereto, collectively the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable securities laws. On the date filed with the SEC and on the date first published, sent or given to the holders of Shares, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that neither Parent nor Sub is responsible for information supplied by the Company for inclusion in the Offer Documents. The Company shall provide Parent and Sub all information reasonably requested by Parent or Sub for inclusion in the Offer Documents and any exhibits or annexes thereto. Parent and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall be, or shall have become, false or misleading in any material respect. Parent agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (d)   No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Schedule TO or the Offer Documents will be made by the Company, Parent or Sub, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. In addition, Parent shall, and shall cause Sub to, provide the Company and its counsel in writing with any comments that Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Parent, Sub or their counsel.

        Section 1.2.    Company Actions.

          (a)   The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously adopted resolutions approving and declaring advisable this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Offer and the Merger and all of the transactions contemplated thereby, determining that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, (ii) unanimously resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder and, if required by the TBCA, approve this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended by the Company's Board of Directors in accordance with the provisions of Section 5.3 and subject to the terms and conditions hereof, and (iii) taken or resolved to take all action necessary so that the Company's Rights Agreement dated as of August 30, 1996 between Quest Medical, Inc. and KeyCorp Shareholder Services, Inc., as Rights Agent, as amended by the Amendment to Rights Agreement dated January 25, 2002 between the Company and Computershare Investor Services LLC and the Second Amendment to Rights Agreement dated October 14, 2005 (as so amended, the "Rights Plan") is, and through the Effective Time or the earlier termination of this Agreement, will be inapplicable to Parent and Sub, this Agreement, the Merger and the transactions contemplated hereby. The Company represents and warrants that Article 13.03 of the TBCA does not prohibit the Offer, the Merger and transactions contemplated hereby. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of its Board of Directors described in clauses (i) and (ii) of this Section 1.2(a).

          (b)   Concurrently with the commencement of the Offer or as promptly thereafter as practicable and in no case later than one day after the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9"), which shall contain the recommendation referred to in clause (ii) of Section 1.2(a) hereof unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with the provisions of this Agreement. Parent and Sub shall provide the Company all information reasonably requested by the Company for inclusion in the Schedule 14D-9 and any exhibits or annexes thereto. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company is not responsible for information supplied by Parent or Sub for inclusion in the Schedule 14D-9. The Company further shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws, and shall mail such Schedule 14D-9 to holders of Shares promptly after commencement of the Offer, together with the initial mailing of the Offer to Purchase. Each of the Company, on the one hand, and Parent and Sub, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Sub and their counsel a reasonable opportunity to review and comment upon the Schedule 14D-9 and any correction or amendment thereto prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

          (c)   In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent or Sub mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish Parent or Sub with such additional information, including updated lists of shareholders, mailing labels and security position listings, and such other information and assistance as Parent or Sub or its agents may reasonably request in communicating the Offer to the shareholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents and subject to the requirements of Applicable Law, Parent shall, and shall cause Sub and each of Sub's and Parent's respective affiliates, associates, employees, agents and advisors to, hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or control or the possession or control of its agents or representatives.

        Section 1.3.    Directors.

          (a)   Concurrently with the purchase and payment for any Shares by Parent or Sub pursuant to the Offer as a result of which Parent or Sub and their affiliates own beneficially at least a majority of the then outstanding Shares, and from time to time thereafter as Shares are acquired by Sub, Parent or their respective affiliates, Sub shall be entitled to designate upon written notice to the Company for election such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent or Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors which equals the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence and including current directors serving as officers of the Company) and (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Sub or any of their respective affiliates (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the total number of Shares then issued and outstanding. At such times, if requested by Parent or Sub, and subject to Applicable Law and the rules of The Nasdaq National Market, the Company will use its best efforts to cause each committee of the Board of Directors of the Company and the Board of Directors of each Subsidiary of the Company to include persons designated by Parent or Sub constituting the same percentage of each such committee and the Board of Directors of each Subsidiary of the Company as Parent's or Sub's designees are of the Board of Directors of the Company.

          (b)   Concurrently with the purchase and payment for any Shares by Parent or Sub pursuant to the Offer as a result of which Parent or Sub and their affiliates own beneficially at least a majority of the then outstanding Shares, the Company shall, upon request by Parent or Sub, promptly increase the size of the Board of Directors of the Company from seven to nine members (which the Company represents does not require shareholder approval) and exercise its best efforts to secure the resignations of such number of Directors as is necessary to enable Parent's or Sub's designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 1.3 and, subject to Applicable Law, shall cause Sub's designees to be so elected; provided, however, that if Parent's or Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company shall have at least four directors who are directors on the date hereof, three of whom are neither officers of the Company nor designees, affiliates or associates (within the meaning of the federal securities laws) of Parent or Sub prior to the date hereof (one or more of such directors, the "Independent Directors"); provided, further, that if less than three Independent Directors remain, the remaining Independent Directors (if any) or if no Independent Directors remain, the other directors, shall designate persons to fill the vacancies who shall not be either officers of the Company or designees, shareholders, affiliates or associates of Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement; provided, further, so long as Parent and Sub collectively own a majority of the Shares in no event shall Parent's designees be less than a majority of the Board of Directions, and the Company shall take such action as Parent shall request in order to give effect to the foregoing.

          (c)   Subject to Applicable Law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to holders of Shares promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent or Sub has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent and Sub will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, during the period after the election of directors designated by Parent or Sub pursuant to this Section 1.3 but prior to the Effective Time, the Board of Directors of the Company shall, to the fullest extent permitted by Applicable Law, delegate to a committee of the Board of Directors of the Company comprised solely of the Independent Directors (the "Committee"), the sole responsibility for (i) the amendment or termination of this Agreement (in either case in accordance with this Agreement) on behalf of the Company, (ii) the waiver of any of the Company's rights or remedies hereunder, (iii) the extension of the time for performance of Parent's or Sub's obligations hereunder, or (iv) the assertion or enforcement of the Company's rights under this Agreement.

        Section 1.4.    The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the TBCA, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.5). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the TBCA.

        Section 1.5.    Effective Time.    Subject to the terms and conditions set forth in this Agreement, on the Closing Date: (a) the Articles of Merger (the "Articles of Merger"), substantially in the form of either Exhibit B-1 or Exhibit B-2 (as appropriate), shall be duly executed by the Company and Sub (to the extent required by the TBCA) and thereafter filed with the Secretary of State of the State of Texas, and (b) the parties shall make such other filings with the Secretary of State of the State of Texas as shall be necessary to effect the Merger. The Merger shall be effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas with respect to the Merger, or such later time as Parent and the Company may agree upon and as may be expressly and clearly set forth in the Articles of Merger. The time the Merger becomes effective is referred to herein as the "Effective Time".

        Section 1.6.    Closing of the Merger.    The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article VI except for such conditions which may only be satisfied by delivery of documents or certificates at the Closing, at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Dallas, Texas, unless another time, date or place is agreed to in writing by the parties hereto.

        Section 1.7.    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and Article 5.06 of the TBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all rights, title and interests to all real estate and other property owned or held by the Company or Sub shall be allocated to and vested in the Surviving Corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of the Company or Sub shall be allocated to the Surviving Corporation.

        Section 1.8.    Articles of Incorporation and By-laws; Directors and Officers.

          (a)   The Articles of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time will be amended in their entirety at the Effective Time to read as set forth in Exhibit C hereto and shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law. The By-laws of Sub in effect immediately prior to the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

          (b)   The directors of Sub at the Effective Time shall automatically, and without further action, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 1.9.    Shareholders' Vote on Merger.    If a shareholder vote is required by Applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with Applicable Law and within ten business days of a request to do so from Parent, for the purpose of considering and taking action upon the Merger and this Agreement:

          (a)   in conjunction with Parent, prepare and file with the SEC, at the election of Parent and subject to applicable federal securities laws, either a Proxy Statement pursuant to Regulation 14A (the "Proxy Statement") or an Information Statement pursuant to Regulation 14C (the "Information Statement", and either such document herein, a "Shareholder Statement") in connection with approval of the Merger by vote or written consent of the shareholders and use its reasonable efforts (i) to respond promptly to any comments made by the SEC with respect to the Shareholder Statement, (ii) to cause the Shareholder Statement to be mailed to its shareholders, and (iii) to obtain the necessary approvals of the Merger and this Agreement by its shareholders;

          (b)   Parent shall provide the Company with the information concerning Parent and Sub required to be included in the Shareholder Statement. Parent shall vote, or cause to be voted, or shall approve an action by written consent, all of the Shares then owned by it, Sub or any of Parent's or Sub's respective subsidiaries and affiliates (including, without limitation, all shares acquired on the Acceptance Date) in favor of the approval of the Merger and this Agreement; and

          (c)   The Company shall provide to Parent and its counsel a reasonable opportunity to review and comment upon the Shareholder Statement prior to the filing thereof with the SEC. In addition, the Company shall provide to Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Shareholder Statement promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Shareholder Statement will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

        Section 1.10.    Merger Without Meeting of Shareholders.    In the event that Parent, Sub or any other Subsidiary of Parent, shall acquire at least ninety percent of the then-outstanding Shares pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Article 5.16 (in lieu of Article 5.03.B) of the TBCA.

        Section 1.11.    Conversion of Securities.    As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any capital stock of the Constituent Corporations:

          (a)   Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

          (b)   All Shares that are held in the treasury of the Company and any Shares owned by Parent or Sub or any other Subsidiary of Parent, directly or indirectly, shall automatically be canceled and retired and shall cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (c)   At the Effective Time, each then issued and outstanding Share (other than Dissenting Shares, as contemplated by Articles 5.12 and 5.13 of the TBCA, shares described in Section 1.11(b), and Restricted Shares described in Section 1.11(f)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist, and shall be converted into the right to receive an amount in cash equal to the Offer Price (the "Per Share Price") to be paid in accordance with this Section 1.11(c), and Sections 1.12, and 1.13. At the Effective Time, each holder of Shares shall cease to have any rights with respect to such issued and outstanding Shares (other than Dissenting Shares, as contemplated by Articles 5.12 and 5.13 of the TBCA or Shares with respect to which dissenters rights have not been terminated, as contemplated by Articles 5.13 and 5.16 of the TBCA) (including, without limitation, the right to vote), except for the right to receive the Per Share Price. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Per Share Price shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (d)   Effective as of the Effective Time, each outstanding Company Stock Option (as defined in Section 3.2), whether or not then exercisable, shall:

              (i)  with respect to the portion thereof that is vested as of the Effective Time in accordance with the terms of the Company Stock Option and the applicable Company Stock Option Plan (as defined in Section 3.2), be cancelled in exchange for a single lump sum cash payment equal to the product of (A) the excess, if any, of the Per Share Price over the per share exercise price of such Company Stock Option as of the Effective Time and (B) the number of Shares issuable upon exercise of the vested portion of such Company Stock Option immediately prior to the Effective Time, less any applicable tax or other withholdings; and

             (ii)  with respect to the portion thereof that is unvested as of the Effective Time be assumed by Parent and converted into an option to purchase common stock of Parent, par value $0.01 per share ("Parent Common Stock"), in accordance with this Section 1.11(d). Such unvested portion of any Company Stock Option so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the applicable Company Stock Option Plan and any individual agreement thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (A) each Company Stock Option so converted shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounding down to the nearest whole number of shares of Parent Common Stock) and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Stock Option so converted shall be equal to the quotient determined by dividing (x) the exercise price per Share at which such Company Stock Option was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, rounding up to the nearest whole cent.

          (e)   The "Exchange Ratio" shall mean a fraction, the numerator of which is the Per Share Price and the denominator of which is the average closing price of a share of Parent Common Stock on the New York Stock Exchange over the ten trading days immediately preceding (but not including) the date on which the Effective Time occurs.

          (f)    Effective as of the Effective Time, each outstanding Share that is subject to repurchase by the Company or otherwise subject to a risk of forfeiture or other similar condition under the Company Stock Option Plans or any restricted stock purchase agreement (a "Restricted Share"), and as to which such restrictions shall not have been eliminated at or prior to the Effective Time, shall be assumed by Parent and converted into a shares of Parent Common Stock as set forth below. Restricted Shares so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule and repurchase rights) as set forth in the applicable agreement governing such Restricted Share immediately prior to the Effective Time, except that, as of the Effective Time, Restricted Shares so converted shall thereafter be converted into that number of whole shares of Parent Common Stock equal to the product of the number of Restricted Shares held by each such Holder immediately prior to the Effective Time multiplied by the Exchange Ratio (rounding down to the nearest whole number of shares of Parent Common Stock). The Company shall take such steps as are necessary to communicate with individual holders and legend or retain possession of certificates evidencing all Restricted Shares that are to be assumed and converted in accordance with the foregoing, so as to ensure that such shares may not be tendered for purchase in the Tender Offer or exchanged for payment in the Merger.

        Section 1.12.    Payment of Per Share Price.

          (a)   Parent shall appoint Wells Fargo Bank, N.A., or another commercial bank or trust company as a paying agent (the "Paying Agent") for the benefit of the holders of Shares that are not Dissenting Shares and who are entitled to receive the Per Share Price (collectively, the "Holders"). At or immediately prior to the Effective Time, Parent shall make available to the Paying Agent an amount of cash sufficient to permit payment of the Per Share Price to the Holders (the "Exchange Fund"). The Paying Agent shall exchange the Shares for the Per Share Price in accordance with the terms of this Article I, through such reasonable procedures as the Paying Agent or Parent may adopt.

          (b)   As soon as practicable after the Effective Time, Parent or the Paying Agent shall cause to be mailed to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Shares converted in the Merger (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall contain instructions for use in effecting the surrender of the Certificates and payment of the Per Share Price). Upon surrender for cancellation to the Paying Agent of a Certificate held by any Holder, together with such letter of transmittal, duly executed, the Holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash equal to the Per Share Price for each Share represented by the Certificate. Any Certificate so surrendered shall forthwith be canceled.

          (c)   Notwithstanding the foregoing, no amounts shall be payable at the Effective Time with respect to any Dissenting Shares or any Shares with respect to which dissenters' rights have not terminated. In the case of Dissenting Shares or other Shares as to which the fair value shall be required to be paid pursuant to Articles 5.12 and 5.16 of the TBCA, payment shall be made in accordance with Section 1.18 and the TBCA. In the case of any Shares with respect to which dissenters' rights irrevocably terminate after the Effective Time, such Shares shall be entitled to receive the Per Share Price in accordance with the provisions of this Section 1.12.

          (d)   Any portion of the Exchange Fund that remains undistributed to the former Holders six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former Holders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of the Per Share Price. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for cash delivered to a public official in connection herewith pursuant to any applicable abandoned property, escheat or similar law.

        Section 1.13.    Transfer Taxes; Withholding.    If any cash is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Parent or the Paying Agent any transfer or other taxes required by reason of the payment of cash in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Paying Agent that such tax has been paid or is not applicable. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent and transmitted by Parent or the Paying Agent to the appropriate taxing authority with attribution to each specific Holder.

        Section 1.14.    No Further Ownership Rights in Company Common Stock.    All amounts paid to Holders upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates.

        Section 1.15.    Closing of Company Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

        Section 1.16.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, Parent or the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amounts to which the holders thereof are entitled pursuant to Section 1.11.

        Section 1.17.    Further Assurances.    If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

        Section 1.18.    Dissenters' Rights.

          (a)   Shares that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which written objection to the Merger has been properly made in accordance with Article 5.12 of the TBCA ("Dissenting Shares") or Shares with respect to which dissenters' rights have not terminated will not be converted into the right to receive from the Surviving Corporation the Per Share Price otherwise payable with respect to such shares at or after the Effective Time. If a holder of Dissenting Shares (a "Dissenting Shareholder") withdraws his or her objection or demand for payment of the fair value of his or her Shares or such Dissenting Shares (or such other shares with respect to which dissenters' rights have not terminated) become ineligible for such payment, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares (or, in the case of such other shares, the dissenters' rights shall have terminated) and each Share will be converted into the right to receive, and will be exchangeable for, the Per Share Price into which such Dissenting Shares (or such other shares) would have been converted pursuant to Section 1.11.

          (b)   The Company shall give Parent and Sub prompt notice of any objection to the Merger received by the Company from a Dissenting Shareholder, and Parent shall have the right to participate in all negotiations and proceedings with respect to such objection. The Company agrees that, except with the prior written consent of Parent and Sub, or as required under the TBCA, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such objection. Each Dissenting Shareholder or other shareholder who, pursuant to the provisions of Article 5.12 or 5.16 of the TBCA, becomes entitled to payment of the fair value of the Dissenting Shares (or other shares) will receive payment therefor after the fair value therefor has been agreed upon or finally determined pursuant to such provisions, and any Per Share Price that would have been payable with respect to such Dissenting Shares (or other shares) will be retained by Parent.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF PARENT AND SUB

        Parent and Sub jointly and severally represent and warrant to the Company as follows:

        Section 2.1.    Organization, Standing and Power.    Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

        Section 2.2.    Authority.    On or prior to the date of this Agreement, the respective Boards of Directors of Parent and Sub have declared the Offer and the Merger advisable and have approved and adopted this Agreement in accordance with the Minnesota Business Corporation Act and the TBCA, respectively. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including all board action) on the part of Parent and Sub, subject to the filing of appropriate Articles of Merger as required by the TBCA. This Agreement has been duly executed and delivered by Parent and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 2.3.    Consents and Approvals; No Violation.    Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (a) the Articles of Incorporation or the By-laws of Parent, each as amended to date, (b) the Articles of Incorporation or the By-laws of Sub, each as amended to date, (c) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries, or (d) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (c) or (d), any such violations, defaults, rights, losses, Liens that, individually or in the aggregate, would not materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required under foreign antitrust or similar laws, (iv) under the Exchange Act, and (v) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

        Section 2.4.    Financing.    Parent and Sub collectively have binding written commitments to lend from one or more nationally recognized commercial banks for, and will have at the Acceptance Date and the Effective Time, sufficient funds to pay the Offer Price and the Per Share Price, respectively, for all outstanding Shares pursuant to the Offer and the Merger and to perform Parent's and Sub's obligations under this Agreement.

        Section 2.5.    Litigation.    There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent the consummation of, the Offer or the Merger.

        Section 2.6.    Ownership of Sub.    Sub is a direct or indirect wholly owned subsidiary of Parent.

        Section 2.7.    Accuracy of Information.    None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Shareholder Statement will, at the date mailed to shareholders of the Company and at the time of the Company's shareholder meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Shareholder Statement will comply, as of its mailing date, as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The representations and warranties contained in this Section 2.7 do not apply to statements or omissions included in or incorporated by reference in the Shareholder Statement based upon information furnished to Parent or Sub by the Company specifically for use therein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), which exceptions specifically reference the Sections or subsections to be qualified. Any item, information or facts disclosed in one Section or subsection will be deemed to be disclosed in any other Section or subsection of the Company Letter where such disclosure would be relevant and readily apparent on its face without any additional information or where specifically cross referenced. In all other respects, each representation and warranty set out in this Article III is not qualified in any way whatsoever, and is made and given with the intention of inducing Parent and Sub to enter into this Agreement. The Company represents and warrants to Parent and Sub as follows:

        Section 3.1.    Organization, Standing and Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified that would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously delivered to Parent accurate and complete copies of its Articles of Incorporation and By-laws as currently in full force and effect (together, the "Company Charter"). There have been no predecessor entities of the Company.

        Section 3.2.    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 100,000,000 Shares. At the close of business on October 12, 2005, (i) 20,206,036 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 923,674 Shares were held in the treasury of the Company, (iii) 1,000,000 Shares were reserved for issuance pursuant to the Company's 2004 Stock Incentive Plan, as amended (the "2004 Stock Plan"), (iv) 1,125,168 Shares were reserved for issuance pursuant to the Company's 1995 Stock Option Plan (the "1995 Plan"), (v) 2,201,126 Shares were reserved for issuance pursuant to the Company's 1998 Stock Option Plan (the "1998 Plan"), (vi) 1,375,704 Shares were reserved for issuance pursuant to the Company's 2000 Stock Option Plan (the "2000 Plan"), (vii) 477,953 Shares were reserved for issuance pursuant to the Company's 2001 Non-Qualified Plan (the "2001 Plan"), and (viii) 504,424 Shares were reserved for issuance pursuant to the Company's 2002 Non-Qualified Plan (the "2002 Plan" and, collectively with the 2004 Stock Plan, the 1995 Plan, the 1998 Plan, the 2000 Plan and the 2001 Plan, the "Company Stock Option Plans"). No Shares are held by any Subsidiary of the Company.

          (b)   Section 3.2(b) of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under the Company Stock Option Plans (collectively, the "Company Stock Options"), including the holder, date of grant, term, acceleration of vesting or exercisability, if any, whether such option is a nonqualified stock option or incentive stock option, any restrictions on the exercise or sale of such option or the underlying shares (other than any restrictions set forth in the Company Stock Option Plans and in individual grant agreements applicable to such options), exercise price and number of Shares subject thereto. Except for the Company Stock Options and for the Company Rights issued pursuant to the Rights Plan, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Shares or shares of capital stock of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. All Company Stock Options and all Shares issued pursuant to the exercise of options granted under the Company Stock Option Plans have been granted or issued, respectively, and all Shares to be issued pursuant to the Company Stock Option Plans prior to the Closing will be issued, in compliance with the Securities Act of 1933, as amended (the "Securities Act"). Except as set forth in Section 3.2(b) of the Company Letter, none of the terms of the Company Stock Options provide for accelerated vesting as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (c)   A list of all outstanding Shares subject to repurchase by the Company or that are otherwise subject to a risk of forfeiture or other condition under the Company Stock Option Plans or any restricted stock purchase agreement or other agreement to which the Company is a party is set forth in Section 3.2(c) of the Company Letter, including the holder, date of grant, acceleration of vesting or lapse of restrictions, if any, any restrictions on the sale of such shares (other than any restrictions set forth in the Company Stock Option Plans and in the individual grant agreements applicable thereto), and number of shares.

          (d)   There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of or any equity interests in the Company or any Subsidiary. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Section 3.2(d) of the Company Letter contains a correct and complete list as of the date of this Agreement of each of the Company's Subsidiaries, including the number of outstanding shares of the stock of each such entity, the percentage interest represented by the Company's ownership in the entity, and the date of acquisition of the ownership interest in any such entity. As of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by (x) except as set forth on Section 3.2(d) of the Company Letter, any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of the Company may vote.

          (e)   Section 3.2(e) of the Company Letter contains a correct and complete list as of the date of this Agreement of each entity in which the Company owns an equity interest (other than a Subsidiary), including the number of outstanding shares of the stock of each such entity, the percentage interest represented by the Company's ownership in the entity, and the date of acquisition of the ownership interest in any such entity.

          (f)    Except as set forth in Section 3.2(f) of the Company Letter, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any Shares.

        Section 3.3.    Authority.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to the approval of this Agreement by the Company's shareholders if and to the extent required by the TBCA. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of the Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b)   Without limiting the generality of the foregoing, on or prior to the date of this Agreement, the Board of Directors of the Company (the "Company Board") has unanimously (i) declared the Offer and the Merger advisable and fair to and in the best interest of the Company and its shareholders, and approved and adopted this Agreement in accordance with the TBCA, (ii) adopted a resolution recommending that the shareholders accept the Offer and tender their Shares thereunder to Parent or Sub, and approve this Agreement, the Offer, and the Merger and the other transactions contemplated hereby, and (iii) has not withdrawn or modified such approval or resolution to recommend.

        Section 3.4.    Consents and Approvals; No Violation.    Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 and in Section 3.17 have been obtained or taken and all filings and obligations described in this Section 3.4 have been made and any waiting periods thereunder have terminated or expired, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of (a) the Company Charter, (b) any Material Contract, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets except, (A) with respect to clauses (b) and (c), for any such violations, defaults, losses or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and (B) with respect to clause (b), those consents listed in Section 3.4(b) of the Company Letter. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) any filings, authorizations, orders and approvals required under foreign antitrust or similar laws, (iv) under the Exchange Act, and (v) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

        Section 3.5.    Financial Statements.

          (a)   Except as set forth in Section 3.5(a) of the Company Letter, the Company has filed all required forms, reports and documents with the SEC since December 31, 2000 (the "Company SEC Reports"), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and each Applicable Law as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Company SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of the Company included in the Company SEC Reports (the "Financial Statements") fairly presented in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except that unaudited statements are subject to normal year-end adjustments that did not and would not, individually or in the aggregate, have a Material Adverse Effect, and do not contain footnotes in substance or form to the extent omission thereof is permitted by Form 10-Q of the Exchange Act), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

          (b)   The Company has heretofore made, and hereafter will make, available to Parent a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by the Company pursuant to the Exchange Act.

          (c)   Each Company SEC Report containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

          (d)   Except as set forth in Section 3.5(d) of the Company Letter, since December 31, 2000, neither the Company nor any Subsidiary of the Company nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

          (e)   To the knowledge of the Company, no employee of the Company or any Subsidiary of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither the Company nor any Subsidiary of the Company nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

        Section 3.6.    No Default.    Except as set forth in Section 3.6 of the Company Letter, the Company is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation by the Company) of any term, condition or provision of (i) its Articles of Incorporation or By-laws, (ii) any Material Contract, (iii) any order, writ, injunction, decree, law, statute, rule, or regulation applicable to the Company or any of its properties or assets except, in the case of clauses (ii) or (iii) above, as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        Section 3.7.    Absence of Certain Changes or Events.

          (a)   Except as and to the extent disclosed in the Company SEC Reports filed on or before the date hereof, since June 30, 2005 (the "Company Balance Sheet Date"), (i) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business, (ii) the Company and its Subsidiaries have not sustained any material loss or material interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (iii) there has been no change in the authorized or issued capital stock of the Company except for the issuance of Shares pursuant to Company Stock Options; (iv) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (v) there has not been (A) any adoption of a new Company Plan (as hereinafter defined), (B) any amendment to a Company Plan increasing benefits thereunder, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the Company Balance Sheet Date, (D) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the Company Balance Sheet Date, or (E) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, and (vi) other than amendment of the Rights Plan pursuant to Sections 3.28 and 5.10 hereof, amendment of any term of any outstanding security of the Company or any Subsidiary.

          (b)   Except and to the extent disclosed in the Company SEC Reports filed on or before the date hereof, since the Company Balance Sheet Date, there has been no event causing a Material

  Adverse Effect on the Company, nor any development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" mean, when used with respect to the Company, any change or effect that is or would reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (i) economic, capital market or political conditions generally in the United States or foreign economies in any locations where the Company and its Subsidiaries have material operations or sales; (ii) conditions generally affecting the industry in which the Company operates, provided the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole; (iii) the announcement or pendency of the Offer or the Merger; (iv) the Company's compliance with its obligations, or the satisfaction of the conditions to the Offer or the Merger, set forth in this Agreement; (v) any action taken by the Company or any of its Subsidiaries with the prior written consent of Parent, to the extent such change, effect or circumstance could reasonably have been expected by Parent prior to Parent's prior written consent; (vi) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date of this Agreement and disclosed in the Company Letter; (vii) any change in the trading price or trading volume of the Company's common stock in and of itself; (viii) any failure, in and of itself, by the Company to meet published revenue or earnings projections or any internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance; or (ix) any fact, circumstance or condition disclosed in the Company Letter to the extent such change, effect or circumstance is specifically set forth in the Company Letter or apparent on its face without additional information.

          (c)   Since the Balance Sheet Date, the Company has not incurred any liabilities (including Tax liabilities) of any nature, whether absolute or contingent, of a type required to be recorded on a balance sheet or disclosed in the notes thereto under GAAP other than liabilities incurred in the ordinary course, none of which would, in the aggregate, have a Material Adverse Effect. The Company has no Indebtedness.

        Section 3.8.    Permits and Compliance.

          (a)   Except as set forth in Section 3.8(a) of the Company Letter, the Company and its Subsidiaries are and at all times have been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as set forth in Section 3.8(a) of the Company Letter, neither the Company nor any of its Subsidiaries has been in violation of (i) any Company Permits, or (ii) any Applicable Law, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), patient confidentiality, health, health care industry regulation and third-party reimbursement laws including under any Federal health care program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA")), except in the case of clauses (i) or (ii) as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b)   The Company is not subject to any consent decree from any Governmental Entity. The Company has not received any warning letter from the United States Food and Drug

  Administration (the "FDA") during the last three years. The Company has received no communication from the FDA or any comparable state or foreign regulatory agency or been notified during the last three years that any product approval or clearance is withdrawn or modified or that such an action is under consideration. Without limiting the foregoing, the Company is in compliance, in all material respects, with all current applicable statutes, rules, regulations, guidelines, policies or orders administered or issued by the FDA or comparable foreign Governmental Entity including FDA's Quality System Regulation, 21 C.F.R. Part 820; the Company does not have knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity; and since April 30, 1999, there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the Company's products, except as set forth in Section 3.8 of the Company Letter. The Company's products, where required, are being marketed under valid premarket notifications under Section 510 (k) of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §360(k), and 21 C.F.R. Part 807, Subpart E ("510(k)'s") or premarket approval applications approved by the FDA in accordance with 21 U.S.C. §360(e) and 21 C.F.R. Part 814 ("PMA's"). All 510(k)'s and PMA's for the Company's products are exclusively owned by the Company, and there is no reason to believe that FDA is considering limiting, suspending, or withdrawing any such 510(k)'s or PMA's or changing the marketing classification or labeling of any such products. To the knowledge of the Company, there is no false information or significant omission in any product application or product-related submission to the FDA or comparable foreign Governmental Entity. The Company has obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company. Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. §1001.1001) of the Company or any Subsidiary: (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal health care program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any Federal health care program; or (iv) have been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA.

          (c)   There are no contracts or agreements of the Company or its Subsidiaries having covenants not to compete that impair the ability of the Company to conduct its business as currently conducted in any material respect.

        Section 3.9.    Tax Matters.

          (a)   Except as otherwise set forth in Section 3.9 of the Company Letter, (i) the Company and its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all U.S. federal and all state, local and foreign Tax Returns (as hereinafter defined) required to have been filed by them, and such Tax Returns are correct and complete in all respects; (ii) the Company and each of its Subsidiaries has timely paid (taking account of extensions to pay that have been properly obtained) all Taxes (as hereinafter defined) required to have been paid by them that have been due; (iii) the Company and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) neither the Company nor any Subsidiary has waived any statute of limitations in respect of its Taxes, which remains open; (v) no federal, state, local, or foreign audits or administrative proceedings, of which the Company or any Subsidiary has notice, are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and the Company and its Subsidiaries have not received a written notice of any proposed audit or proceeding from the Internal Revenue Service ("IRS") or any other taxing authority; (vi) the Company and its Subsidiaries have maintained complete and accurate records to substantiate the pricing of intercompany transactions; (vii) no written claim has been received by the Company from any taxing authority in any jurisdiction where the Company and its subsidiaries do not file Tax Returns that they are or may be subject to Tax by that jurisdiction; (viii) neither the Company nor any subsidiary has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is Company; (ix) the Company does not have any obligation with respect to Taxes of another Person (pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law) or any liability for Taxes of any predecessor entity; (x) the unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth or included in the Company's most recent balance sheet as adjusted for the passage of time through the Closing Date, (xi) neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a "reportable transaction" within the meaning of Section 6111 or a "tax shelter" within the meaning of Section 6222 of the Code and that has not been disclosed on an applicable tax return, and (x) Section 3.9 of the Company Letter sets forth all foreign jurisdictions in which the Company or any of its subsidiaries are subject to Tax, are currently filing Tax Returns or paying Taxes.

          (b)   For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or other tax, custom, duty, or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty with respect thereto, imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

        Section 3.10.    Actions and Proceedings.    There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined). Except as set forth in Section 3.10 of the Company Letter or as specifically disclosed in the Company SEC Reports, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their respective present or former directors, officers, employees, consultants, agents or shareholders, as such, or any of the Company or the Subsidiaries properties, assets or business or any Company Plan that would reasonably be expected to have a Material Adverse Effect on the Company.

        Section 3.11.    Certain Agreements.

          (a)   Except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement, program, plan or other arrangement relating to the compensation of employees of the Company, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the "Compensation Agreements"), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Section 3.11(a) of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such Person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or any of its Subsidiaries from each officer, director or employee of the Company or any of its Subsidiaries.

          (b)   Set forth in Section 3.11(b) of the Company Letter is a list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof or to which any of its assets are bound. Prior to the date hereof, the Company has made available to Parent true and complete copies of all such Material Contracts. "Material Contracts" means any of the following contracts, agreements or arrangements (other than purchase or sales orders entered into in the ordinary course), whether written or oral, currently in effect and binding:

              (i)  each "material contract" (as such term is defined in Item 601(b)(10)(ii) of Regulation S-K promulgated by the SEC);

             (ii)  any contract or commitment that involves a dollar amount in excess of $1,000,000 or extends for a period of 12 months or more (other than any contract or commitment that is terminable on 90 or fewer days notice without penalty);

            (iii)  (A) any employment contracts with the Company's executive officers, (B) any employment contract with the Company's other employees involving annual compensation exceeding $125,000, and (C) any agreement with any agents or consultants involving annual compensation exceeding $200,000;

            (iv)  any contract with brokers, franchisees, distributors or dealers that is not terminable by the Company on 90 or fewer days notice without penalty;

             (v)  any partnership or joint venture agreement;

            (vi)  any lease or other occupancy or use agreements related to Real Property (other than leases for sales offices), or any options, rights of first refusal or other interests in any Real Property (other than leases for sales offices);

           (vii)  any agreements with group purchasing organizations (GPO's) or integrated delivery networks (IDN's);

          (viii)  any agreements for the borrowing or lending of money, and any guaranty agreement or other evidence of Indebtedness, in any case, in excess of $250,000;

            (ix)  any agreements for the sole purpose of providing indemnification;

             (x)  any agreement with the Veterans Administration or Federal Supply Administration;

            (xi)  any agreement granting any Person a Lien on any of the material assets of the Company or any of its Subsidiaries;

           (xii)  any non-competition or standstill agreement relating to the business of the Company or any of its Subsidiaries or any other contract materially restricting its right to conduct the business of the Company or any of its Subsidiaries at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business; or

          (xiii)  any license agreement (other than licenses that accompany "off the shelf" software, any licenses that accompany distribution agreements, contracts for the sale of goods, or clinical study agreements, and any "inbound" licenses received in connection with the purchase of equipment): (A) by which the Company or any of its Subsidiaries has granted to any Person any rights to make, use or sell products that incorporate the Company's or its Subsidiaries' Intellectual Property; or (B) by which the Company or any of its Subsidiaries has been granted Intellectual Property rights to make, use or sell the Company's or its Subsidiaries' products or future products contemplated by the Company's plans (1) with processes or sourced components by any Person with Intellectual Property rights in the processes or components, (2) that is necessary to make, use or sell the Company's or its Subsidiaries' products consistent with current practice, or (3) pursuant to which the Company or its Subsidiaries are obligated to pay royalties calculated based on the volume of products sold by the Company or its Subsidiaries.

          (c)   Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each Material Contract is a legal, valid and binding agreement of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries (or to the knowledge of the Company, any other party thereto) is in default under any Material Contract, and none of such Material Contracts has been canceled by the other party thereto; each Material Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any Subsidiaries party thereto which would entitle the other party to such Material Contract to terminate the same or declare a default or event of default thereunder; and to the knowledge of the executive officers of the Company, the Company and its Subsidiaries are not in receipt of any claim of default under any Material Contract.

        Section 3.12.    ERISA.

          (a)   A true and correct copy of each Company Plan has been made available to each of Parent and Sub. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the applicable government agency, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (vii) the most recent determination letter or opinion letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS, (ix) all correspondence with the IRS, the Department of Labor, or Pension Benefit Guaranty Corporation relating to any outstanding controversy or with respect to any matter that has been resolved in the previous three years, and (x) all forms and certificate samples used to comply with Sections 4980, 9801 and 9802 of the Code. Except as set forth in Section 3.12(a) of the Company Letter, each Company Plan complies in form and has complied in operation in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Except as set forth in Section 3.12(a) of the Company Letter, no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. Neither the Company nor any of its ERISA Affiliates (as hereinafter defined) has had any obligation to contribute to any Company Multiemployer Plan within the past six (6) years. No action has been taken, or is currently being considered, to terminate or withdraw from any Company Plan subject to Title IV of ERISA and there is no reason to believe the Pension Benefit Guaranty Corporation would initiate the termination of any such Plan. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

          (b)   Except as listed in Section 3.12(b) of the Company Letter and except for routine contributions due and owing, with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Subsidiary or ERISA Affiliate or Company Plan fiduciary could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other Applicable Law. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 3.12(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

          (c)   As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (including a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), and any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, program, agreement, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (d)   Section 3.12(d) of the Company Letter contains a list of all (i) material severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

          (e)   Except as set forth in Section 3.12(e) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated hereby including, without limitation, the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (f)    There is no Company Plan that is subject to the laws of a foreign government or jurisdiction.

        Section 3.13.    Compliance with Worker Safety Laws.    The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent material compliance or continued material compliance with applicable Worker Safety Laws.

        Section 3.14.    Products.    Section 3.14 of the Company Letter sets forth a complete list of (i) all currently pending product liability claims that have been asserted in writing against the Company and (ii) all product liability claims that the Company has reported to its product liability insurance carrier since January 1, 2003.

        Section 3.15.    Labor and Employment Matters.

          (a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries or by any Person pursuant to the National Labor Relations Act or any comparable state agency or foreign law pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that may interfere with the respective business activities of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all Applicable Laws relating to the employment of labor.

          (b)   Except for such incorrect classifications as would not reasonably be expected to result in a liability of more than $1,000,000 in the aggregate, (i) all individuals who are performing consulting or other services for the Company or any Subsidiary of the Company are or were correctly classified by the Company as either "independent contractors" or "employees" as the case may be and (ii) all employees of the Company and any Subsidiary of the Company have been correctly classified as "exempt" or "non-exempt" under the Fair Labor Standards Act.

          (c)   Section 3.15(c) of the Company Letter contains a list of the name of each officer, employee and independent contractor of the Company and each Subsidiary of the Company, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. The Company has made available to Parent all form 1099's filed with the IRS for the past three years.

        Section 3.16.    Intellectual Property.

          (a)   As used herein, the term "Intellectual Property" means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, "Marks"); (ii) patents and patent applications (collectively, "Patents"); (iii) copyrights and registrations and applications therefor (collectively, "Copyrights"); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, which in each case derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or published Patents that cover or protect any of the foregoing in this subsection (iv) (collectively, "Trade Secrets").

          (b)   Section 3.16(b)(1) of the Company Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively "Company Registered Marks"), Section 3.16(b)(2) of the Company Letter sets forth an accurate and complete list of all Patents owned by the Company or any of its Subsidiaries (collectively the "Company Patents") and Section 3.16(b)(3) of the Company Letter sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries (collectively the "Company Registered Copyrights" and, together with the Company Registered Marks and the Company Patents, the "Company Registered IP"). Except as set forth in Section 3.16(b) of the Company Letter, to the knowledge of the Company, no Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. The Company Registered IP is valid, subsisting and, to the knowledge of the Company, enforceable, and except as may be set forth in Section 3.16(b) of the Company Letter, no notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Intellectual Property has been received by the Company or any of its Subsidiaries. Other than abandoned patent applications and/or closed patent applications files and except as may be set forth in Section 3.16(b) of the Company Letter, (i) the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and (ii) all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid, except for any such actions and failure as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c)   The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Intellectual Property owned by the Company or its Subsidiaries and maintain the confidentiality of all material Trade Secrets of the Company or its Subsidiaries. All current or former employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by the Company or its Subsidiaries in their existing products or in products currently under development have entered into proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms (which have previously been made available to Parent).

          (d)   To the knowledge of the Company, the Company or its Subsidiaries own, or possess adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct or contemplated conduct of the Company's businesses. None of the Intellectual Property owned by the Company or its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or its Subsidiaries.

          (e)   The rights licensed under each agreement granting to the Company any material right or license under or with respect to any Intellectual Property owned by a third party shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company or its Subsidiaries prior to the Closing. No loss or expiration of any such agreement is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. Any and all license fees, royalties, or other amounts due with respect to any such licensed Intellectual Property licensed have been paid in full. Except as set forth in Section 3.16(e) of the Company Letter, neither the Company nor any of its Subsidiaries has granted to any third party any exclusive rights under any Intellectual Property owned by the Company or its Subsidiaries or otherwise granted any rights under such Intellectual Property outside the ordinary course of business.

          (f)    To the knowledge of the Company, none of the products or services distributed, sold or offered by the Company and its Subsidiaries, nor any technology, materials or Intellectual Property used, sold, distributed or otherwise commercially exploited by or for the Company and its Subsidiaries, in any material respect, infringes upon, misappropriates or violates any Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, and, except as set forth in Section 3.16 (f) of the Company Letter, neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, or dilution, unfair competition or trade practices has occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor. Except as set forth in Section 3.16(f) of the Company Letter, to the knowledge of the Company, (i) no third party is, in any material respect, misappropriating or infringing any material Intellectual Property owned by the Company or its Subsidiaries and (ii) no third party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.

        Section 3.17.    Required Vote of Company Shareholders.    Except to the extent Article 5.16 of the TBCA applies, the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a single class (the "Company Shareholder Approval"), is required to approve this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

        Section 3.18.    Environmental Matters.

          (a)   For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "Environmental Law" means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

          (b)   The Company and its Subsidiaries (i) are and have been in material compliance with all applicable Environmental Laws, (ii) have obtained all Environmental Permits, if any, and (iii) are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits, if any, without any pending, on-going or future obligation, cost or liability.

          (c)   Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties or any other properties other than in compliance with applicable Environmental Laws, (ii) any knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of their respective properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, or (iii) any knowledge, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any

  Governmental Entity or any third party in connection with any violation or liability under Environmental Laws, (C) requiring the investigation of, response to or remediation under Environmental Laws of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability, or (E) demanding payment for response to or remediation of Hazardous Substances under Environmental Laws at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties.

          (d)   No Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including (i) any requirement to modify or to transfer any Environmental Permit, (ii) any requirement to file any notice or other submission with any Governmental Entity, (iii) the placement of any notice, acknowledgment or covenant in any land records, or (iv) the modification of or provision of notice under any agreement, consent order or consent decree.

          (e)   Except as set forth in Section 3.18(e) of the Company Letter, there are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

          (f)    Neither the Company nor any of its Subsidiaries has exposed any employee or, to the knowledge of the Company, any third party to any Hazardous Substances or condition that has subjected or, to the knowledge of the Company, may subject the Company to liability under any Environmental Law.

          (g)   No underground storage tanks, asbestos-containing material, or polychlorinated biphenyls are located, and to the Company's knowledge have ever been located, on property or properties presently or formerly owned or operated by the Company or any of its Subsidiaries.

          (h)   Neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

          (i)    Neither the Company nor any of its Subsidiaries is required to make any capital or other expenditures to comply with any Environmental Law nor, to the knowledge of the Company, is there any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditures.

        Section 3.19.    Insurance.    The Company has made available to Parent copies of its current insurance policies for directors and officers, errors and omissions, commercial general liability, and products liability (such policies, the "Insurance Policies"). The Company or a Subsidiary of the Company has made any and all payments required to maintain the Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

        Section 3.20.    Transactions with Affiliates.

          (a)   For purposes of this Section 3.20, the term "Affiliated Person" means (i) any holder of more than 5% of the outstanding Shares, (ii) any director, officer or senior executive of the Company, (iii) any member of the immediate family of any of such persons, or (iv) any Person that is controlled by any of the foregoing.

          (b)   Since the Company Balance Sheet Date, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than (A) expenses or similar advances made in the ordinary course of business, (B) in connection with the exercise of options to purchase shares of Company Common Stock pursuant to the existing terms of any Company Stock Options and consistent with past practice, or (C) other transactions permitted by, and in accordance with, the Company Plans and consistent with past practice) to, any Affiliated Person.

          (c)   Except as set forth in Section 3.20 of the Company Letter, (i) the contracts of the Company and its Subsidiaries do not include any obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary, and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

          (d)   No Affiliated Person of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any manner the business, financial condition or results of operation of the Company or any Subsidiary.

        Section 3.21.    Accuracy of Information.

          (a)   The documents described or listed in the Company Letter that have been previously made available to Parent are accurate and complete copies thereof.

          (b)   None of the information supplied by the Company for inclusion or incorporation by reference in the Shareholder Statement will, at the date mailed to shareholders of the Company and at the time of the Company's shareholder meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under whey they are made, not misleading. The Shareholder Statement will comply, as of its mailing date, as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The representations and warranties contained in this Section 3.21 do not apply to statements or omissions included in or incorporated by reference in the Shareholder Statement based upon information furnished to the Company by Parent or Sub specifically for use therein.

        Section 3.22.    Title to and Sufficiency of Assets.

          (a)   As of the date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets constituting personal property (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens"), except for Permitted Liens. Such assets, together with all assets held by the Company and its Subsidiaries under leases and licenses of Intellectual Property, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the business of the Company in substantially the same manner as presently conducted.

          (b)   Set forth in Section 3.22(b) of the Company Letter is a complete list and description of all real property owned by the Company (such real property, shall be collectively referred to as the "Owned Property").

          (c)   Set forth in Section 3.22(c) of the Company Letter is a description of each space lease pursuant to which the Company has leased space in properties not owned by the Company, other than space leased for sales offices (collectively, "Space Leases"). The Owned Property and the leased space that is subject to the Space Leases sometimes collectively are referred to as the "Real Property".

          (d)   The Company has good and indefeasible title in fee simple to the Owned Property and to all plants, buildings, fixtures and improvements thereon, free and clear of any mortgages, liens, security interests, claims, charges, imperfections of title, encroachments, easements, rights-of-way, squatters' rights, encumbrances, covenants, conditions or restrictions (collectively, "Impairments"), except for those Impairments that (i) are described in Section 3.22(d) of the Company Letter, (ii) are described in any owner title insurance policy and/or land title survey identified in Section 3.22(d) of the Company Letter, or (iii) are Permitted Liens.

          (e)   True and complete copies of (i) all Space Leases (including all amendments, modifications and supplements thereto) and (ii) to the extent in the Company's possession, all deeds, owner insurance policies, land title surveys, mortgages, certificates of occupancy, building permits and inspection certificates and other documents relating to or otherwise affecting or evidencing the state of title with respect to any Owned Property, together with all amendments, modifications and supplements thereto have been made available to Parent. With respect to the Space Leases, to the Company's knowledge, (i) no breach or event of default on the part of any party to the Space Leases and no event that, with the giving of notice or lapse of time or both would constitute such breach or event of default, has occurred and is continuing and (ii) all Space Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms. Consummation of the transactions contemplated by this Agreement does not require the consent of any party to and will not constitute an event of default under or permit any party to terminate or change the existing terms of any Space Lease.

          (f)    The Owned Property, together with the premises demised to the Company under the Space Leases, are adequate for the operation of the business of the Company in substantially the same manner as presently conducted. To the Company's knowledge, all of the buildings, material fixtures and other improvements situated on the Owned Property and all other material items of personal property owned by the Company and located thereon and required for the continued operation of the business of the Company in substantially the same manner as presently conducted are in good condition and in a reasonable state of repair, and maintenance of such items has not been deferred beyond a reasonable time period.

          (g)   As used herein, "Permitted Liens" shall mean: (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due and payable or which are identified in Section 3.22(g) of the Company Letter as being contested in good faith; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business, which are either for sums not yet delinquent or are immaterial in amount identified in Section 3.22(g) of the Company Letter as being contested in good faith; (iii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage, access, fire lane, right-of-way or other general easements granted to governmental authorities in the ordinary course of developing or operating the Owned Property (whether created by plant, separate instrument or otherwise); (iv) encumbrances consisting of zoning restrictions, building set back lines, easements and other restrictions on the use of the Owned Property, provided that such items do not materially adversely impair the continued use and operation of the Owned Property in substantially the same manner as such activities are conducted by the Company as of the date of this Agreement; (v) any laws, rules, regulations, statutes or ordinances affecting the Owned Property which do not materially adversely impair the continued operation of the Owned Property in substantially the same manner as conducted by the Company as of the date of this Agreement; and (vi) any utility company rights, easements and franchises and similar rights or easements granted to third parties for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Owned Property, provided that the same do not materially adversely affect the use of the Owned Property in substantially the same manner as conducted by the Company as of the date of this Agreement.

        Section 3.23    Brokers.    Except as disclosed in Section 3.23 of the Company Letter, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, and Section 3.23 of the Company Letter sets forth a description of the compensation payable to any broker, investment banker or other Person in connection herewith.

        Section 3.24.    Internal Controls and Procedures.    The Company has designed and maintains "disclosure controls and procedures" (as defined in Rules 13(a)-15(e) and 15(d)-15(e) of the Exchange Act) required to ensure that material information relating to the Company and its Subsidiaries is made known to the executive officers of the Company by others within those entities. The executive officers of the Company have, within 90 days prior to the date hereof, evaluated the effectiveness of the Company's internal control over financial reporting and have determined that there are no significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company's ability to record, process, summarize, and report financial data. Based upon the results of such evaluation, the officers of the Company have identified for the Company's auditors any material weaknesses in internal control over financial reporting and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

        Section 3.25.    Certain Business Practices.    None of the Company, any of its Subsidiaries or, to the Company's knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

        Section 3.26.    Opinion of Financial Advisor.    Piper Jaffray & Co. (the "Company Financial Advisor") has delivered to the Company Board its opinion to the effect that as of the date such opinion was delivered, the consideration to be received in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares (the "Company Fairness Opinion"). The Company has been authorized by the Company Financial Advisor to permit, subject to the prior review and consent by the Company Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Company Fairness Opinion (or a reference thereto) in the Offer Documents and the Shareholder Statement. As of the date hereof, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the Company Fairness Opinion will be delivered to Parent promptly after receipt by the Company of written confirmation thereof.

        Section 3.27.    Company Rights Plan.    The Company has amended the Rights Plan so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not on the date hereof or as the result of the passage of time (i) result in Parent, Sub or any of their respective affiliates being deemed to be an "Acquiring Person" (as defined in the Rights Plan); (ii) result in the ability of any person to exercise any Company Rights under the Rights Plan; (iii) enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable; or (iv) enable the Company to exchange any Company Rights for Shares, pursuant to Section 24 of the Rights Plan or otherwise. No "Distribution Date" (as such term is defined in the Rights Plan) has occurred or will occur as a result of the entering into of this Agreement. Copies of the Rights Plan, and all amendments thereto, have previously been made available to Parent.

        Section 3.28.    Takeover Statutes.    The Company Board has taken all actions so that the restrictions contained in Article 13.03 of the TBCA applicable to a "business combination" (as defined in Article 13.02 of the TBCA), and any other similar Applicable Law, will not apply to Parent or Sub with respect to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 4.1.    Conduct of Business by the Company Pending the Merger.    Except as expressly permitted by clauses (a)(i) through (xxviii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course of its business in substantially the same manner as currently conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), prior to the Effective Time:

          (a)   The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent (which, in the case of clauses (vi), (vii), (x), (xii), (xiii), (xv), (xvii), (xviii), (xix), (xx), (xxi), (xxiii), (xxiv), (xxvi) and (xxvii) shall not be unreasonably withheld, conditioned or delayed) which consent shall be presumed in the event such action is approved by a majority of the directors designated by Parent pursuant to Section 1.3 hereof:

              (i)  (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the redemption or repurchase at cost of shares repurchased from employees upon termination of employment);

             (ii)  issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

            (iii)  amend the Company Charter;

            (iv)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business;

             (v)  alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any Subsidiary of the Company (other than any wholly owned Subsidiary or foreign Subsidiary that would be wholly owned but for a nominal number of director or similar shares being owned by a foreign national as required by the law of the jurisdiction of such foreign Subsidiary's organization);

            (vi)  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory or other assets made in the ordinary course of business consistent with past practice;

           (vii)  incur any Indebtedness in an amount greater than $250,000 in the aggregate, guarantee any such Indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person (other than in transactions between or among the Company and its Subsidiaries or loans, advances, capital contributions or other investments of less than $100,000, all if made in the ordinary course of business consistent with past practice or pursuant to the terms of any Company Plan;

          (viii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence, or any of the rights or franchises or any license, permit or authorization under which the business operates to be suspended, lapsed or revoked;

            (ix)  except as provided in Section 4.1(a)(ix) of the Company Letter and except for amendments necessary or appropriate to comply with any Applicable Law, including tax qualification requirements and Section 409A of the Code, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, employment agreement, or any consulting agreement, provided, however, that no amendment to comply with Section 409A of the Code shall materially increase the costs of the Company or any Subsidiary, result in a loss of deductibility, or provide a "gross-up" of any income tax, additional tax, interest or penalties;

             (x)  except as provided in Section 4.1(a)(x) of the Company Letter or as otherwise provided in this Agreement, hire additional employees, consultants or other independent contractors or increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company who are not officers of the Company) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company, or establish, adopt, enter into, or, except as may be required or appropriate to comply with Applicable Law, including tax qualification requirements and Section 409A of the Code, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, provided, however, that no amendment to comply with Section 409A of the Code shall materially increase the costs of the Company or any Subsidiary, result in a loss of deductibility, or provide a "gross-up" of any income tax, additional tax, interest or penalties;

            (xi)  knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

           (xii)  make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

          (xiii)  prepare or file any Tax Return inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xiv)  fail to file in a timely manner any Tax Returns (except as to filings for which a proper extension has been obtained) that become due or fail to pay any Taxes that become due;

           (xv)  make any express or deemed election relating to Taxes that is inconsistent with its past practices, rescind any express or deemed election relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

          (xvi)  commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability or commence any other litigation or proceedings (other than for the routine collection of amounts owed) or settle or compromise any other material claims or litigation (other than in circumstances where (A) the costs of settlement are fully covered by insurance, existing loss reserves, or a combination of both, and (B) the terms of settlement are limited to cash payment and customary releases);

         (xvii)  except for sales of inventory in the ordinary course of business and the hiring of employees in the ordinary course of business as permitted in subsection (x), enter into, renew, terminate or amend any Material Contract; or purchase or lease any real property;

        (xviii)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Financial Statements or incurred in the ordinary course of business consistent with past practice;

          (xix)  create or form any Subsidiary or make any other investment in another Person (other than short term investments for the purpose of cash management or as otherwise permitted in subsection (vii));

           (xx)  modify the standard warranty terms for products sold by the Company or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company;

          (xxi)  except as set forth in Section 4.1(a)(xxi) of the Company Letter, make or authorize any new capital expenditure or expenditures that individually is in excess of $200,000 or in the aggregate are in excess of $500,000;

         (xxii)  allow any of the Company's Intellectual Property rights relating to the Company's existing products or products currently under development to be disclosed, other than under appropriate non-disclosure agreements, abandoned, or otherwise become unavailable to the Company on the same terms and conditions as such rights were available to the Company as of the date of this Agreement;

        (xxiii)  (A) enter into any exclusive license, distribution, marketing or sales agreements; (B) enter into any commitment to any person to (1) develop software without charge, (2) incorporate any software into any of the Company's products other than pursuant to valid license agreements executed in the ordinary course of business with royalty rates and license terms consistent with past practice, or (3) enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of Parent or its affiliates; (C) sell, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices, or (D) grant "most favored nation" pricing to any Person;

        (xxiv)  allow any insurance policy relating to the Company's business to be amended or terminated without replacing such policy with a policy providing at least substantially equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

          (xxv)  except as provided in Section 5.5 with respect to Company Stock Options, enter into or amend any contract, agreement, commitment or arrangement with any Affiliated Person;

        (xxvi)  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

       (xxvii)  knowingly take any action that would result in a failure to maintain trading of the Shares on The Nasdaq National Market; or

      (xxviii)  authorize, recommend, propose (other than in a request to Parent or Sub for consent) or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (b)   The Company shall:

              (i)  maintain its assets and properties in the ordinary course of business in the manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted;

             (ii)  promptly repair, restore or replace all assets and properties in the ordinary course of business consistent with past practice;

            (iii)  upon any damage, destruction or loss to any of its assets or properties, apply any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof;

            (iv)  comply in all material respects with all Applicable Laws;

             (v)  take all actions necessary to be in compliance in all material respects with all Material Contracts and to maintain the effectiveness of all Company Permits;

            (vi)  notify Parent in writing of the commencement of any action, suit, claim, investigation or other like proceeding by or against the Company; and

           (vii)  pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business, consistent with past practices.

ARTICLE V
ADDITIONAL AGREEMENTS

        Section 5.1.    Access to Information.

          (a)   During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company and each of its Subsidiaries shall afford to Parent and its

  Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Parent, reasonable access, and permit them to make such inspections as they may reasonably require of all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause its Subsidiaries to, promptly make available to Parent all personnel of the Company or its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Parent. No investigation pursuant to this Section 5.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by or on behalf of Parent pursuant to this Section 5.1 shall be kept confidential in accordance with the Confidentiality Agreement dated July 28, 2005 between Parent and the Company (the "Confidentiality Agreement").

          (b)   The Company agrees to provide Parent and its agents and representatives with reasonable access to its employees during normal working hours following the date of this Agreement, and after consultation with the Company to, among other things, permit Parent to deliver offers of continued employment contingent upon Closing and to provide information to such employees about Parent; provided, that the Company and its agents and representatives shall be permitted to participate in any and all such activities.

          (c)   During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, permit Parent's senior officers to meet with the controller and other officers of the Company responsible for the Company's financial statements and the internal controls of the Company and its Subsidiaries to discuss such matters as Parent may deem necessary or appropriate for Parent to satisfy its obligations under the Sarbanes-Oxley Act.

        Section 5.2.    Fees and Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement in accordance with its terms and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

        Section 5.3.    No Solicitation or Negotiation.

          (a)   The Company will not, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents, representatives or affiliates not to, directly or indirectly, take any of the following actions with any Person other than Parent and Sub: (i) solicit, initiate, entertain, or knowingly encourage or facilitate any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to an Alternative Transaction; (ii) provide information with respect to it to any Person, other than Parent and Sub, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, an Alternative Transaction; or (iii) enter into any agreement with any Person providing for an Alternative Transaction. Notwithstanding the foregoing, the Company Board will be permitted, subject to compliance with the other terms of this Section 5.3, (A) to take and disclose a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer, (B) subject to first entering into a confidentiality agreement with the Person proposing an Alternative Transaction (an "Acquisition Proposal") on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, in response to a bona fide written Acquisition Proposal that is, or could reasonably be believed to constitute, a Superior Proposal to consider and participate in discussions and negotiations with respect to such proposal and provide information in connection therewith for the purpose of fulfilling its fiduciary duties.

          (b)   As used in this Agreement:

              (i)  "Alternative Transaction" means any of (A) a transaction pursuant to which any Person (or group of Persons) other than Parent or Sub, directly or indirectly, acquires or would acquire more than 10% of the outstanding Shares or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, reorganization, share exchange, consolidation or other business combination involving the Company (other than the Merger), (C) any transaction pursuant to which any Person (or group of Persons) other than Parent or Sub acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiary of the Company representing more than 10% of the fair market value of all the assets, net revenues or net income of the Company on a consolidated basis immediately prior to such transaction, (D) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of Shares immediately prior to such transaction do not, in the aggregate, own at least 90% of the outstanding shares of capital stock and outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, or (E) any other transaction that is conditioned or predicated on the Merger not being completed in accordance with the terms of this Agreement or is intended or could reasonably be expected to result in the Merger not being so completed; and

             (ii)  "Superior Proposal" means a bona fide written proposal (not solicited by or on behalf of the Company or any of its Subsidiaries or any of their respective officers, directors, employees, agents or representatives in breach of Section 5.3(a) or (e)) made by a third party after the date of this Agreement that if consummated would result in such third party (or the holders of its equity) owning, directly or indirectly, more than 50% of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) to be (A) more favorable to the shareholders of the Company from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise), and (B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

          (c)   The Company will notify Parent as promptly as practicable (but in any event within 48 hours (or, during any five day period preceding a scheduled expiration of the Offer, within 24 hours)) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or of its Subsidiaries by any Person that informs the Company Board that it is considering making or has made an Acquisition Proposal. Such notice to Parent will be made orally and in writing, and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any of its Subsidiaries and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Company will, on a reasonably current basis (but in any event within 48 hours (or, during any five day period preceding a scheduled expiration of the Offer, within 24 hours)), provide to Parent a written description of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company will also as promptly as practicable (but in any event within 48 hours (or, during any five day period preceding a scheduled expiration of the Offer, within 24 hours)), notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.3(a).

          (d)   The Company Board will not (i) (A) withdraw (or modify in a manner adverse to Parent) the recommendation by the Company Board in favor of the Offer, this Agreement, and the Merger, (B) determine that this Agreement or the Merger is no longer advisable, (C) recommend that the shareholders of the Company reject this Agreement, the Offer or the Merger, (D) resolve, agree or propose publicly to take any such actions, or (E) recommend the approval or adoption of any Acquisition Proposal, (ii) adopt or approve any Acquisition Proposal or withdraw its approval of the Offer, this Agreement, or the Merger, or resolve or agree to take any such actions, (iii) without limiting Section 5.3(d)(i), propose publicly to adopt or approve any Acquisition Proposal or propose publicly to withdraw its approval of the Offer, this Agreement, or the Merger or resolve or agree to take any such actions, or (iv) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or another agreement (each, an "Alternative Acquisition Agreement") constituting or related to, or which is intended or reasonably likely to lead to any Alternative Transaction or Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.3(a)) or resolve or agree to take any such actions (each board action set forth in clauses (i)-(iv) of this Section 5.3(d) being referred to herein as a "Company Adverse Recommendation Change").

          Notwithstanding the foregoing, prior to the Acceptance Date, the Company Board may in response to a bona fide written Acquisition Proposal that constitutes a Superior Proposal, effect a Company Adverse Recommendation Change, terminate this Agreement pursuant to Section 7.1(f) and substantially concurrently therewith enter into a binding Alternative Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (1) the Company Board may not terminate this Agreement pursuant to Section 7.1(f), and any purported termination pursuant to Section 7.1(f) will be void and of no force or effect, unless the Company has complied with all provisions of this Section 5.3, including the notification provisions in this Section 5.3, and with all applicable requirements of Section 7.5 (including the payment of the Termination Fee prior to or simultaneously with such termination) and (2) the Company may not exercise its right to terminate this Agreement pursuant to Section 7.1(f), (x) until after the fifth day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal and that the Company Board will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, which notice will specify the material terms and conditions of the Superior Proposal and identify the Person making such Superior Proposal (a "Notice of Superior Proposal") (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal will require a new Notice of Superior Proposal and a new five day period), and (y) unless after such fifth day such Superior Proposal remains a Superior Proposal and the Company Board so determines in accordance with the definition of "Superior Proposal". Notwithstanding the foregoing, unless and until this Agreement is terminated in accordance with Section 7.1(f), nothing in this Section 5.3 will affect the obligations of the Company or the rights of Parent or Sub under any other provision of this Agreement, including the obligation of the Company to seek the Company Shareholder Approval pursuant to Section 5.6.

          (e)   The Company will, and will cause its Subsidiaries and their respective officers, directors, agents and representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and its representatives) conducted heretofore with respect to any Alternative Transaction and will use its best efforts to cause all persons other than Parent who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and stand still provisions of any agreement to which the Company or its Subsidiaries is a party or becomes a party, and will immediately take all steps necessary to terminate any approval that may have heretofore been given under any such provisions authorizing any Person to make an Acquisition Proposal, unless the Company Board determines in good faith that such Acquisition Proposal is a Superior Proposal.

          (f)    The Company will ensure that the officers, directors, bankers and attorneys of the Company or its Subsidiaries, and will use its commercially reasonable efforts to ensure that all other employees, agents and other representatives of the Company or its Subsidiaries, are aware of the restrictions in this Section 5.3 as reasonably necessary to avoid violations thereof. Any violation of the restrictions set forth in this Section 5.3 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant, or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, will be deemed to be a breach of this Section 5.3 by the Company.

        Section 5.4.    Cooperation.

          (a)   Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement and each of the other Transaction Documents, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of any filings or notifications that must be made under the HSR Act or otherwise to any Governmental Entities; (ii) cooperate in the preparation and filing of the Offer Documents, the Shareholder Statement, and any amendments thereto; (iii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Parent or the Company, for the consummation of the transactions contemplated by this Agreement; (iv) contest any legal proceeding relating to the Merger; and (v) execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

          (b)   Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein.

          (c)   Notwithstanding any provision of this Agreement or otherwise, in connection with the compliance by the parties hereto with any Applicable Law (including the HSR Act and similar merger notification laws or regulations of any foreign Governmental Entity) and obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Parent shall not be required, or be construed to be required, to proffer to, or agree to: (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any material assets, businesses or any material interests in any assets or businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company of any material assets or businesses, or any material interests in any assets or businesses), or any material change in or material restriction on the operation by Parent or the Company of any assets or businesses, (ii) enter into any agreement or be bound by any obligation that, in Parent's good faith judgment, would likely have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement, or (iii) take any other action that, in Parent's good faith judgment, would be materially adverse to Parent.

        Section 5.5.    Company Stock Options and Restricted Shares.

          (a)   The Company shall, prior to the Effective Time, take all action necessary to effectuate the treatment of Company Stock Options and Restricted Shares set forth in Sections 1.11(d) and (f), including obtaining all necessary consents of all holders of Company Stock Options and Restricted Shares as are required, if any, but without compensating any holder of any Company Stock Option or Restricted Shares for such consent. The Company will be responsible for any required withholding and reporting to Federal, state or local tax authorities.

          (b)   No later than ten days after the Effective Time, Parent shall file a registration statement with the SEC on Form S-8 (or any successor form) in order to register the shares of Parent Common Stock issuable upon exercise of Company Stock Options and Restricted Shares converted pursuant to Section 1.11(d) and (f). Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement and maintain the current status of the prospectus with respect thereto for so long as such options remain outstanding.

        Section 5.6.    Shareholder Approval; Shareholder Statement.

          (a)   Unless Section 1.10 hereof is applicable, the Company shall call and hold a meeting of its shareholders for the purpose of obtaining, and shall use its best efforts to obtain, the Company Shareholder Approval. The Company Board will recommend that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, subject to its fiduciary duties in respect of a Superior Proposal and in compliance by the Company with Section 5.3.

          (b)   As promptly as practicable after the Acceptance Date and if required by the Exchange Act, the Company shall prepare the Shareholder Statement and other materials relating to the adoption and approval of this Agreement and the Merger and the other transactions contemplated hereby by the shareholders of the Company. The Shareholder Statement will comply in form and in all material respects with Applicable Law and SEC requirements and the Company shall use all commercially reasonable efforts to cause the Shareholder Statement to be cleared for use by the SEC as soon thereafter as practicable. Subject to the provisions of Section 5.3, the Shareholder Statement shall include the unanimous recommendation of the Company Board in favor of the Merger.

        Section 5.7.    Public Announcements.    The parties have agreed on the content of the press release to be issued by them upon entry into this Agreement. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

        Section 5.8.    Notification of Certain Matters.    Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (b) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (c) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 5.9.    Takeover Statutes.

          (a)   If any Takeover Statute or any similar statute, law, rule or regulation in any State of the United States (including under the TBCA or any other law of the State of Texas) is or may become applicable to the Offer or the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise take such lawful actions to eliminate or minimize the effects of such statute, law, rule or regulation, on such transactions.

          (b)   Prior to the Effective Time, the Company shall not elect to adopt or become subject to the Texas Business Organizations Code.

        Section 5.10.    Company Rights Plan.    The Company Board shall take all further action (in addition to that referenced in Section 3.30) to the extent necessary (including amending the Rights Plan) in order to ensure that as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby, (i) neither Parent, Sub nor any of their respective Affiliates shall be deemed to be an Acquiring Person; (ii) no person shall have the ability to exercise any Company Rights under the Rights Plan; (iii) no Company Rights shall have separated from the Shares to which they are attached or become exercisable; and (iv) the Company shall not have the right to exchange any Company Rights for Shares, pursuant to Section 24 of the Rights Plan or otherwise. Except in connection with the foregoing sentence, the Company Board shall not, without the prior written consent of Parent, (A) amend the Rights Plan, or (B) take any action with respect to, or make any determination under, the Rights Plan, including a redemption of the Company Rights, in each case in order to facilitate any Acquisition Proposal with respect to the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company Board may (X) amend the Rights Plan solely for the purpose of extending the Distribution Date thereunder to that time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party and (Y) take any action in connection with the Rights Plan that is required by order of a court of competent jurisdiction.

        Section 5.11.    Indemnification.

          (a)   After the Effective Time, the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the maximum extent permitted by Applicable Law or provided in the Company's articles of incorporation, by-laws and indemnity agreements, all as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. Parent and the Surviving Corporation will cause to be maintained for a period of not less than six years from and after the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of two times the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, on terms and conditions substantially similar to the existing D&O Insurance. If the existing D&O Insurance cannot be maintained, expires or is terminated or canceled during such six-year period, Parent and the Surviving Corporation will use reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of two times the amount per annum the Company paid in its last full fiscal year, on terms and conditions substantially similar to the existing D&O Insurance. It is understood that, unless made by a court, any determination as to whether a person seeking indemnification pursuant to this Section 5.11 has met any applicable legal standard for indemnification shall be made by independent counsel, as that term is contemplated under Applicable Law, appointed by the Surviving Corporation and reasonably acceptable to the person seeking such indemnification.

          (b)   In the event Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.11, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 5.11; provided that, in the case of any such assignment by Parent or the Surviving Corporation, Parent and the Surviving Corporation shall remain liable for all of their respective obligations under this Agreement. In addition, if the Surviving Corporation is financially unable to satisfy its indemnification obligations under this Section 5.11, the Parent shall be deemed to have assumed and therefore be obligated to discharge such indemnification obligations to the same extent that the Surviving Corporation is so obligated, up to a maximum amount of $350,000,000 (and in no event shall Parent have any indemnification obligation under this Section 5.11 in excess of such amount).

        Section 5.12.    Section 16 Matters.    Parent, Sub and the Company agree to cooperate fully in the structuring and timing of any dispositions and acquisitions of equity securities by directors and officers (as defined in Rule 16a-1 under the Exchange Act) of the Company pursuant to the transactions contemplated by this Agreement and to take, and cause their respective boards of directors or compensation committees to take, prior to the Effective Time, any and all such actions as may be reasonably necessary to afford an exemption from liability under Section 16(b) of the Exchange Act for such acquisitions and dispositions.

        Section 5.13.    Employee Benefit Matters.

          (a)   The Surviving Corporation shall provide employees of the Company and its Subsidiaries retained by the Surviving Corporation with employee benefits no less favorable in the aggregate than either (i) those benefits provided to Parent's similarly situated employees, or (ii) those benefits provided by the Company immediately prior to the Closing Date; provided that the Surviving Corporation shall be under no obligation to retain any employee or group of employees of the Company or its Subsidiaries (subject to the severance terms or other provisions of existing employment agreements listed in Section 3.12(d) of the Company Letter). With respect to each employee benefit plan of Parent or the Surviving Corporation (collectively, "Parent Benefit Plan") in which employees of the Company and its Subsidiaries ("Company Employees") participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation or other leave entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and the Surviving Corporation; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Company Plan, nor shall it be recognized with respect to any equity incentive award granted on or after the Closing Date. To the extent (A) permitted by Applicable Law and by the Parent Benefit Plan that may cover any Company Employees and (B) to the extent that Company Employees are covered by the Parent Benefit Plans, Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Effective Time.

          (b)   The parties hereto acknowledge and agree that all provisions contained in this Section 5.13 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Plan or any beneficiary thereof or (ii) to continued employment with the Company, the Surviving Corporation or Parent. After the Effective Time, nothing contained in this Section 5.13 shall interfere with Parent's or the Surviving Corporation's right to amend, modify or terminate any Company Plan or Parent Benefit Plan in accordance with Applicable Law and the terms of such plans, or to terminate the employment of any employee of the Company or the Surviving Corporation for any reason. In the event the Company's 401(k) plan is terminated, participants in such plan shall be offered the opportunity to transfer or make a direct rollover of any outstanding participant loans into a similar plan of the Parent or Surviving Corporation if permitted by such plan.

ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been duly approved and adopted by the requisite vote, if any, of shareholders of the Company in accordance with Applicable Law and the Company Charter.

          (b)    HSR Approvals.    The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law shall have expired or been terminated.

          (c)    No Order.    No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, the enforcement or entering into of any such law, rule, regulation, executive order, decree, injunction or other order.

          (d)    Purchase of Shares.    Parent, Sub or their affiliates shall have purchased the Shares properly tendered pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Sub to effect the Merger if Parent and Sub fail to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1.    Termination.    This Agreement may be terminated at any time prior to the Acceptance Date by action taken or authorized by the Board of Directors of the terminating party in accordance with the following:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, upon written notice to the other party, if:

              (i)  any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.4); or

             (ii)  the Offer shall have expired, terminated or been withdrawn pursuant to its terms without any Shares having been purchased; provided, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal reason for the failure of Parent or Sub to purchase Shares in the Offer; or

            (iii)  the Acceptance Date has not occurred by December 31, 2005 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (iii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the purchase of Shares pursuant to the Offer shall not have occurred on or before such date;

          (c)   by the Company if:

              (i)  Parent, Sub or any of their affiliates shall have failed to commence the Offer on or prior to the fifteenth business day following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c), (A) after the Offer has commenced or (B) if the Company is in breach of Section 1.2 of this Agreement in a manner that affects Parent or Sub's ability to commence the Offer; or

             (ii)  there shall have been a breach by Parent or Sub of any of their respective covenants or agreements hereunder that materially adversely affects (or materially delays) Parent's or Sub's ability to consummate the Offer or the Merger, and, in the case of a breach capable of being cured, Parent or Sub, as the case may be, has not cured such breach within thirty days after written notice by the Company thereof; or

            (iii)  there shall have been a breach of a representation or warranty on the part of Parent or Sub set forth in this Agreement or if any representation or warranty of Parent or Sub shall have become untrue, such that the ability of Parent or Sub to consummate the Offer or the Merger in accordance with the terms of this Agreement shall be materially adversely affected (or materially delayed) and, in the case of a breach capable of being cured, Parent or Sub, as the case may be, has not cured such breach within thirty days after written notice by the Company thereof;

          (d)   by Parent and Sub if:

              (i)  there has been a breach of a representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Section (c) of Exhibit A would be incapable of being satisfied by the Final Date and, in the case of a breach capable of being cured, the Company has not cured such breach within thirty days after written notice by Parent or Sub thereof; or

             (ii)  there shall have been a breach by the Company of one or more of its covenants or agreements hereunder having, in the aggregate, a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and, in the case of a breach capable of being cured, the Company has not cured such breach within thirty days after written notice by Parent or Sub thereof;

          (e)   by Parent and Sub, if the Company shall have, prior to the Acceptance Date:

              (i)  effected a Company Adverse Recommendation Change;

             (ii)  willfully and materially breached its obligations under Section 5.3 of this Agreement; or

            (iii)  following receipt by the Company of an Acquisition Proposal, either (A) failed to file a Schedule 14D-9 in which the Company recommends against such Acquisition Proposal, or (B) failed to publicly reaffirm the Company Board's recommendation of the Offer, in each case, within five days of receipt of the Acquisition Proposal;

  provided, that if the Company sends a notice of its intention to terminate this Agreement pursuant to Section 7.1(c), the sending of such notice in and of itself shall not be deemed to be a breach or default by the Company that would permit Parent to terminate this Agreement pursuant to this Section 7.1(e); or

          (f)    by the Company prior to the Acceptance Date at such time as there shall have been a Company Adverse Recommendation Change in compliance with Section 5.3 as a result of a Superior Proposal. Notwithstanding the foregoing, the Company may not terminate this Agreement pursuant to this Section 7.1(f) if the Company is in breach of Section 5.3 with respect to such Superior Proposal or such Company Adverse Recommendation Change.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

        Section 7.2.    Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.1(a), Section 5.2, Section 7.2, Section 7.5 and Article VIII which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation, warranty, or covenant contained in this Agreement prior to such termination.

        Section 7.3.    Amendment.    Subject to compliance with Applicable Law, this Agreement may be amended by the Company and Parent (on behalf of itself and Sub), by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, except that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered under this Agreement to the holders of the Shares, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 7.4.    Waiver.    At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other party, and (c) waive compliance with any of the agreements or conditions contained herein for the benefit of such party which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 7.5.    Termination Fees.

          (a)   The Company will pay to Parent, by wire transfer of immediately available funds, an amount equal to $35,000,000 (the "Termination Fee") if this Agreement is terminated as follows:

              (i)  if Parent terminates this Agreement pursuant to Section 7.1 (e)(i) or (iii), then the Company will pay the Termination Fee on the business day following such termination;

             (ii)  if the Company terminates this Agreement pursuant to Section 7.1(f), then the Company will pay the Termination Fee prior to or simultaneously with such termination; and

            (iii)  if (A) the Parent terminates this Agreement either pursuant to Section 7.1(d)(ii) and such termination is the result of a willful breach of a covenant by the Company that results in a Material Adverse Effect on the Company or pursuant to Section 7.1(e)(ii) and (B) the Company enters into an agreement providing for an Alternative Transaction within twelve months after such termination, then the Company will pay the Termination Fee at the time of execution of such agreement.

          (b)   The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 7.5, the Company will also pay to Parent interest on such amount from the date this payment was due until the date it was made equal to the lesser of (i) 8.5% per annum, compounded monthly, or (ii) the maximum rate permitted by Applicable Law, on the date such payment was required to be made. It is specifically agreed that the amount to be paid pursuant to this Section 7.5 represents an alternate agreement and is not a penalty.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one business day after being delivered to an overnight courier or when sent by facsimile on a business day (and if not sent on a business day, then on the next succeeding business day) with a confirmatory copy sent by overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Parent or Sub, to:

      St. Jude Medical, Inc.
      One Lillehei Plaza
      St. Paul, Minnesota 55117
      Attn: General Counsel
      Facsimile: (651) 481-7690

      with a copy (which shall not constitute notice) to:

      Gibson Dunn & Crutcher LLP
      1881 Page Mill Road
      Palo Alto, California 94304-1125
      Attn: Joseph Barbeau, Esq.
      Facsimile: (650) 849-5333

          (b)   if to the Company, to:

      Advanced Neuromodulation Systems, Inc.
      6901 Preston Road,
      Plano, Texas 75024
      Attn: President and Chief Executive Officer
      Facsimile: (972) 309-8162

      with a copy (which shall not constitute notice) to:

      Advanced Neuromodulation Systems, Inc.
      6901 Preston Road,
      Plano, Texas 75024
      Attn: General Counsel
      Facsimile: (972) 309-8218

      with a copy (which shall not constitute notice) to:

      Baker Botts L.L.P.
      One Shell Plaza
      910 Louisiana Street
      Houston, Texas 77002-4995
      Attn: Joseph Cialone II, Esq.
      Facsimile: (713) 229-2761

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

        Section 8.2.    Interpretation.

          (a)   When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Prior drafts of this Agreement shall not be used in order to interpret or construe any provisions or terms of this Agreement.

          (b)   "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

          (c)   "Person" means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity or authority.

          (d)   "Applicable Laws" or "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents.

          (e)   "Acceptance Date" means the first date on which Parent or Sub accepts for payment Shares validly tendered and not validly withdrawn pursuant to the Offer.

          (f)    "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

          (g)   "business day" means any day other than a day on which the SEC is closed.

          (h)   "Indebtedness" means (i) all obligations for borrowed money (including unfunded credit commitments), (ii) all indebtedness (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several or secured or unsecured, that should be classified as liabilities in accordance with GAAP, including any items so classified on a balance sheet, (iii) any reimbursement obligations in respect of letters of credit, surety bonds or obligations in respect of bankers acceptances, whether or not matured, (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), and (vi) all capital lease obligations; provided, however, that "Indebtedness" shall not include any intercompany obligation between or among the Company and its Subsidiaries.

          (i)    "knowledge," with respect to the Company, shall mean the actual, conscious knowledge of the executive officers of the Company.

        Section 8.3.    Counterparts; Facsimile Signatures.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile signature of this Agreement, any ancillary agreements, or any amendments thereto shall be valid and have the same force and effect as a manually signed original.

        Section 8.4.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except pursuant to Section 5.11, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. For the avoidance of doubt, shareholders of Parent and the Company are not third party beneficiaries under this Agreement and shall have no right to rely on the representations and warranties contained herein as characterizations of the actual state of facts or condition of the Company or any of its Subsidiaries.

        Section 8.5.    Governing Law.    Except to the extent that the laws of the State of Texas are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof that would apply the laws of any other state.

        Section 8.6.    Consent to Jurisdiction; Waiver of Jury Trial.

          (a)   Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal Court located in the District of the State of Minnesota or in the Eastern District of the State of Texas in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in an court other than a Federal court sitting in the District of the State of Minnesota or in the Eastern District of the State of Texas. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal Court located in the District of the State of Minnesota or in the Eastern District of the State of Texas.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation seek to invalidate the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6(b).

          (c)   In any dispute, whether resolved by litigation or other dispute resolution mechanism, arising from or related to this Agreement or the transactions contemplated herein, the substantially prevailing party shall be entitled to recover from the other party (as part of the arbitral award or order) its reasonable attorneys' fees and other costs of the resolution of such dispute.

        Section 8.7.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise)

without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

        Section 8.8.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

        Section 8.9.    Performance by Sub.    Parent hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Sub to take such action.

        Section 8.10.    Defined Terms.    Each of the following terms is defined in the Section identified below:

1995 Plan	Section 3.2(a)
1998 Plan	Section 3.2(a)
2000 Plan	Section 3.2(a)
2001 Plan	Section 3.2(a)
2002 Plan	Section 3.2(a)
2004 Plan	Section 3.2(a)
501(k)'s	Section 3.8(b)
Acceptance Date	Section 8.2(e)
Acquisition Proposal	Section 5.3(a)
affiliate	Section 8.2(f)
Affiliated Person	Section 3.20
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(d)
Alternative Transaction	Section 5.3(b)(i)
Applicable Laws	Section 8.2(d)
Articles of Merger	Section 1.5
business day	Section 8.2(g)
Certificates	Section 1.12(b)
Closing	Section 1.6
Closing Date	Section 1.6
Code	Section 1.13
Committee	Section 1.3(c)
Company	Preamble
Company Adverse Recommendation Change	Section 5.3(d)
Company Balance Sheet Date	Section 3.7
Company Board	Section 3.3(b)
Company Business Personnel	Section 3.15
Company Charter	Section 3.1
Company Employees	Section 5.13(a)
Company Fairness Opinion	Section 3.26

Company Financial Advisor	Section 3.26
Company Letter	Preamble to Article III
Company Multiemployer Plan	Section 3.12(c)
Company Patents	Section 3.16(b)
Company Permits	Section 3.8(a)
Company Plan	Section 3.12(c)
Company Registered Copyrights	Section 3.16(b)
Company Registered IP	Section 3.16(b)
Company Registered Marks	Section 3.16(b)
Company Rights	Section 1.1(a)
Company SEC Reports	Section 3.5
Company Shareholder Approval	Section 3.17
Company Stock Option Plans	Section 3.2(a)
Company Stock Options	Section 3.2(b)
Compensation Agreements	Section 3.11(a)
Confidentiality Agreement	Section 5.1
Constituent Corporations	Preamble
Copyrights	Section 3.16(a)
D&O Insurance	Section 5.11(a)
Dissenting Shareholder	Section 1.18(a)
Dissenting Shares	Section 1.18(a)
Effective Time	Section 1.5
Environmental Law	Section 3.18(a)(ii)
Environmental Permit	Section 3.18(a)(iii)
ERISA	Section 3.12(a)
ERISA Affiliate	Section 3.12(c)
Exchange Act	Section 1.1(a)
Exchange Fund	Section 1.12(a)
Exchange Ratio	Section 1.11(e)
Expiration Date	Section 1.1(b)
FDA	Section 3.8(b)
Final Date	Section 7.1(b)
Financial Statements	Section 3.5(a)
fully-diluted basis	Exhibit A
Governmental Entity	Section 2.3
Hazardous Substances	Section 3.18(a)(i)
Holders	Section 1.12(a)
HSR Act	Section 2.3
Impairments	Section 3.22(d)
Indebtedness	Section 8.2(h)
Independent Directors	Section 1.3(b)
Information Statement	Section 1.9(a)
Insurance Policies	Section 3.19
Intellectual Property	Section 3.16(a)
IRS	Section 3.9
knowledge	Section 8.2(i)
Liens	Section 3.22
Marks	Section 3.16(a)
Material Adverse Change	Section 3.7
Material Adverse Effect	Section 3.7
Material Contracts	Section 3.11(b)

Merger	Recitals
Minimum Condition	Exhibit A
Notice of Superior Proposal	Section 5.3(d)
Offer	Section 1.1(a)
Offer Documents	Section 1.1(c)
Offer Price	Recitals
Offer to Purchase	Section 1.1(b)
Owned Property	Section 3.22(b)
Parent	Preamble
Parent Benefit Plan	Section 5.13(a)
Parent Common Stock	Section 1.11(d)(ii)
Patents	Section 3.16(a)
Paying Agent	Section 1.12(a)
Per Share Price	Section 1.11(c)
Permitted Liens	Section 3.22(g)
Person	Section 8.2(c)
PMA's	Section 3.8(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 1.9(a)
Real Property	Section 3.22(c)
Restricted Share	Section 1.11(f)
Rights Plan	Section 1.2(a)
Sarbanes-Oxley Act	Section 3.5(c)
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(c)
SEC	Section 1.1(b)
Securities Act	Section 3.2(b)
Shareholder Statement	Section 1.9(a)
Shares	Recitals
Space Leases	Section 3.22(c)
SSA	Section 3.8(a)
Sub	Preamble
Subsidiary	Section 8.2(b)
Superior Proposal	Section 5.3(b)(ii)
Surviving Corporation	Section 1.4
Tax Return	Section 3.9(b)
Taxes	Section 3.9(b)
TBCA	Recitals
Termination Fee	Section 7.5(a)
Trade Secrets	Section 3.16(a)
Worker Safety Laws	Section 3.13

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

St. Jude Medical, Inc. a Minnesota corporation
By:	/s/ JOHN C. HEINMILLER
	Name:	John C. Heinmiller
	Title:	Executive Vice President and Chief Financial Officer
Apollo Merger Corp. a Texas corporation
By:	/s/ JOHN C. HEINMILLER
	Name:	John C. Heinmiller
	Title:	President and Treasurer
Advanced Neuromodulation Systems, Inc. a Texas corporation
By:	/s/ CHRIS G. CHAVEZ
	Name:	Chris G. Chavez
	Title:	President and Chief Executive Officer

EXHIBIT A

Conditions to the Offer

THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS EXHIBIT A IS ATTACHED

        Notwithstanding any other provision of the Offer (subject to the provisions of the Agreement and any applicable rules and regulations of the SEC, including Rules 14e-1(c) under the Exchange Act), Parent and Sub shall not be required to accept for payment or pay for, and may delay the acceptance for payment of or the payment for, any tendered Shares, if (i) there shall not have been validly tendered and not validly withdrawn prior to the Acceptance Date such number of outstanding Shares which, when added to the Shares, if any, beneficially owned by Parent or Sub, would constitute at least a majority of the Shares outstanding on a fully-diluted basis on the Acceptance Date (on a "fully-diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to Company Stock Options that have vested as of the Acceptance Date (including all options for which vesting accelerates on the Acceptance Date) or that are scheduled to vest within 120 days following the Acceptance Date and any Shares owned by Parent, Sub or an affiliate of Parent or Sub) (the "Minimum Condition"); (ii) any applicable waiting period under the HSR Act or any other material foreign, federal or state, antitrust, competition or fair trade law, shall not have expired or terminated prior to the Acceptance Date, or (iii) at any time on or after the date hereof and prior to the Acceptance Date, any of the following conditions shall have occurred and continued to exist:

          (a)   a court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or materially restricting the Offer or the Merger; or

          (b)   in connection with the compliance by Parent or Sub with any Applicable Law (including the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law), Parent shall be (i) required, or be construed to be required, to sell or divest any material assets or business or to materially restrict any material business operations, or (ii) prohibited from owning, or a material limitation shall be imposed on Parent's ownership of, any portion of the Company's material business or assets; or

          (c)   the failure of (i) any representations and warranties of the Company contained in the Agreement that is qualified by materiality to be true and correct when made, and to be true and correct on and as of the scheduled Expiration Date as if made through, on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), or (ii) any of the representations and warranties that is not so qualified to be true and correct in all material respects when made, and to be true and correct in all material respects on and as of the scheduled Expiration Date as if made through, on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); provided, that this condition (c) shall not be deemed to exist unless any such breaches of representations or warranties (without regard to "materiality" or "Material Adverse Effect" on the Company or similar qualifier threshold) individually or in the aggregate, has or would reasonably be expected to have, a Material Adverse Effect on the Company; or

          (d)   the failure of the covenants and obligations of the Company to have been performed pursuant to the terms of the Agreement in all material respects at or before the Acceptance Date; or

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          (e)   Parent shall have failed to receive a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company (in their respective capacities as officers of the Company), dated as of the scheduled Expiration Date to the effect that the conditions set forth in paragraphs (c) and (d) of this Exhibit A have not occurred; or

          (f)    a Material Adverse Effect on the Company shall have occurred and continued to exist; or

          (g)   there shall have occurred and continued to exist (i) any general suspension of trading in, or limitation on prices for, securities on Nasdaq or the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting from physical damage to or interference with such exchange not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any material limitation (whether or not mandatory) by any U.S. governmental authority or agency on the extension of credit by banks or other financial institutions affecting Parent's ability to pay for the Shares; or

          (h)   the Merger Agreement shall have been terminated in accordance with its terms; or

          (i)    prior to the Acceptance Date, there shall have been a Company Adverse Recommendation Change.

        The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted by either of them regardless or the circumstances giving rise to such conditions (other than the Minimum Condition) may be waived by Parent or Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

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AGREEMENT AND PLAN OF MERGER AMONG ST. JUDE MEDICAL, INC., APOLLO MERGER CORP., AND ADVANCED NEUROMODULATION SYSTEMS, INC. Dated as of October 15, 2005
RECITALS
ARTICLE I THE OFFER AND THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS